EXHIBIT 5.1
May 6, 2024
PNM Resources, Inc.
414 Silver Avenue SW
Albuquerque, New Mexico 87102-3289
Ladies and Gentlemen:
I, as Associate General Counsel, am acting as counsel for PNM Resources, Inc., a New Mexico corporation (the “Company”), in connection with (i) the Company’s registration statement on Form S-3ASR (File No. 333-263221) (the “Registration Statement”) filed on March 2, 2022 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the accompanying prospectus dated March 2, 2022 (the “Prospectus”) and (ii) the issuance and sale from time to time of up to $100,000,000 of the Company’s common stock, no par value (the “Shares”), as described in the prospectus supplement dated May 6, 2024 (together with the Prospectus, the “Final Prospectus”) pursuant to (i) the Distribution Agreement, dated May 6, 2024 (the “Agreement”), by and among the Company and (a) BofA Securities, Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as sales agents; and (b) Bank of America, N.A., Citibank, N.A., MUFG Securities EMEA plc, Royal Bank of Canada, The Bank of Nova Scotia and Wells Fargo Bank, N.A., as forward purchasers (each, a “Forward Purchaser”) and (ii) forward sales transactions, as to be set forth in one or more letter agreements that may be entered into between the Company and a Forward Purchaser (each, a “Forward Confirmation”), a form of which is attached to the Agreement as Exhibit B thereto.
This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as I have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the resolutions of the Board of Directors of the Company (the “Board Resolutions”) with respect to the Registration Statement, the Final Prospectus, the Agreement, the form of Forward Confirmation and the registration and issuance of the Shares and certain related matters, (iii) the Registration Statement and exhibits thereto, (iv) the Final Prospectus, (v) the Agreement, and (vi) the form of Forward Confirmation.
For purposes of the opinions expressed below, I have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, (vi) prior to

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the issuance and sale of Shares under the Agreement and any Forward Confirmation, the Pricing Committee (as defined in the Board Resolutions) will determine the price and certain other terms of issuance of such Shares in accordance with such resolutions and (vii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.
As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder.
I am a member of the bar of the State of New Mexico and am not purporting to be an expert on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the State of New Mexico and I express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, New Mexico), municipal law or the laws of any local agencies within any state (including, without limitation, New Mexico). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, I am of the opinion that:
1.The Company is a validly existing corporation and is in good standing under the laws of the state of New Mexico.
2.The Shares have been duly authorized and, when (i) if certificated, certificates in the form required under New Mexico law representing the Shares are duly executed and countersigned; and (ii) the Shares are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration in accordance with the Agreement and each Forward Confirmation, will be duly authorized, validly issued, fully paid and nonassessable.
My opinion is as of the date hereof and I have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to my attention and I disavow any undertaking to advise you of any changes in law.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Final Prospectus and Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission promulgated thereunder.
Very truly yours,

By:_/s/ Leonard D. Sanchez________________
    Leonard D. Sanchez
    Associate General Counsel
    PNM Resources, Inc.
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